SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K
                                 CURRENT REPORT
     PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

                                 AUGUST 4. 1997
                        (Date of earliest event reported)

                       NEW ENGLAND COMMUNITY BANCORP, INC.
             (Exact name of registrant as specified in its charter)

                                    DELAWARE
                 (State or other jurisdiction of incorporation)

        0-14550                                         06-1116165
(Commission File Number)                      (IRS Employer Identification No. )

       POST OFFICE BOX 130, OLD WINDSOR MALL. WINDSOR, CONNECTICUT 06095
                    (Address of principal executive offices)

                                 (860) 610-3600
              (Registrant's telephone number, including area code)



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                                       -2-
Form 8-K, Current Report
New England Community Bancorp, Inc.
Commission File No. 0-14550
        Item 5.         Other Events.
           a.)          Special Meeting of Stockholders

     At a special meeting of Stockholders of New England Community Bancorp, Inc. ("NECB") held on July 28. 1997, Stockholders voted to approve the acquisition of First Bank of West Hartford ("First Bank") by NECB. On the same day the shareholders of First Bank also approved the transaction. In addition, both the Federal Deposit Insurance Corporation and the Banking Commissioner of the State of Connecticut have approved the transaction. The transaction, which will be accounted for as a pooling of interests, is scheduled to close on August 7, 1997.

     Under the terms of the Agreement, First Bank shareholders will receive 0.62 of a share of common stock of NECB in exchange for each share of First Bank common stock. NECB plans to merge the resources of First Bank with its Connecticut bank subsidiary, New England Bank & Trust Company ("NEBT"), after which it will be operated as a branch office of that Bank.

     In a related event NEBT announced its intention to consolidate its existing West Hartford Office, located at 55 South Main Street, into the former Main Office of First Bank located at 1013 Farmington Avenue. This consolidation is expected to be completed by September 1, 1997.

                                       NEW ENGLAND COMMUNITY BANCORP, INC.

Date: August 4, 1997             By:    /s/ Anson C. Hall
                                        -------------------------------
                                        Anson C. Hall
                                        Vice President and Treasurer
                                        (principal financial officer)



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c.   Exhibits.

     Exhibit No.    Description
-----------------------------------
           99.1     Joint  press  release of NECB and FBWH dated July 28, 1997
           99.2     NECB  press release dated August 4, 1997



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Exhibit 99.1

NEW ENGLAND COMMUNITY                          FIRST BANK OF WEST
BANCORP, INC.                                  HARTFORD
176 Broad Street                               1013 Farmington Ave
Windsor, CT 06095                              West Hartford, CT 06107

CONTACT:  David A. Lentini                     CONTACT: Dennis T. Cardello
          (860) 683-4601                                (860) 561-4620

               SHAREHOLDERS OF NEW ENGLAND COMMUNITY BANCORP, INC.
            AND FIRST BANK OF WEST HARTFORD APPROVE ACQUISITION PLAN

WINDSOR. CT, and WEST HARTFORD. CT, (July 28,1997 10:AM)--New England Community Bancorp, Inc. (NASDAQ: NECB) and First Bank of West Hartford announced today that the shareholders of both institutions had approved the acquisition of First Bank by NECB. At separate meetings held today, the shareholders of the two companies overwhelmingly approved the transaction. Under terms of the agreement, which was announced in February, shareholders of First Bank will receive 0.62 shares of NECB common stock for each share of First Bank common stock.

NECB plans to merge the resources of First Bank with its subsidiary, New England Bank, after which it will bc operated as a branch office of that Bank.

NECB President and CEO stated that the acquisition of First Bank is an important addition to the NECB franchise. "Ranked among the top three SBA lenders in Connecticut," he commented, "First Bank brings both know-how and preferred lender status into our organization." He went on to say that this added capability will be available to aid borrowers throughout our entire market area. "This is especially important now with so much of Connecticut's economic growth seeming to come from smaller and start up businesses. As a Community banking organization, we believe that expanding our ability to assist in this growth will play an important role in our own success."

The transaction has been approved by the FDIC and is expected to close in early August following receipt of approval of the Connecticut Department of Banking. The total assets of NECB following the completion of the acquisition will be approximately $520 million. NECB will have total equity capital of approximately $52 million.

When the transaction has been completed Dennis T. Cardello, President of First Bank, will become a Senior Vice President of NECB's subsidiary, New England Bank, and will assume responsibility for that company's branch banking activities. Brian J. Hull, First Bank CFO, will leave the company to assume an important role at another financial institution.

First Bank's President Cardello remarked that joining with New England Bank will bring new technologies and products to the customers of his bank. "Our customers will now have access to more locations for their banking transactions," he added.

     In a related event New England Bank announced its intention to consolidate its existing West Hartford Office, located at 55 South Main Street, into the former Main Office of First Bank located at 10 13 Farmington Avenue. This consolidation is expected to be completed by September 1st.

     NECB. with headquarters in Windsor, Connecticut, is the parent company of The Equity Bank of Wethersfield, Connecticut, and New England Bank with branches in Canton, East Windsor, Ellington, Enfield, Manchester(2), Somers, Suffield, West Hartford, and Windsor(2), Connecticut.





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Exhibit 99.2

CONTACT:   Anson C. Hall
           Vice President and Chief Financial Officer
           (860) 683-46 10

                     New England Community Bancorp Receives
                            Approval for Acquisition

WINDSOR,  CT,  August 4, 1997 - New England  Community  Bancorp,  Inc.  (Nasdaq:
"NECB"), the parent Company of The Equity Bank and New England Bank, received approval from the State Banking Commissioner to acquire First Bank of West Hartford ("First Bank"). The transaction--which was previously approved by the FDIC and overwhelmingly approved the shareholders of both NECB and First Bank--is scheduled to close August 7, 1997.

Following the completion of the acquisition, NECB plans to merge the resources of First Bank with its subsidiary, New England Bank, after which it will be operated as a branch office of that Bank.